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                                                                       EXHIBIT 2


                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                         PHARMACEUTICAL RESOURCES, INC.


                                       AND


                              LIPHA AMERICAS, INC.


                              DATED MARCH 25, 1998





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                                TABLE OF CONTENTS
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                                                                                                               Page
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
SECTION 1.        Closing Transactions............................................................................2

         1.1      Purchase and Sale of Shares.....................................................................2

         1.2      The Closing.....................................................................................2

         1.3      Closing Deliveries..............................................................................2


SECTION 2.        Representations and Warranties of the Company...................................................3

         2.1      Organization....................................................................................3

         2.2      Authorization...................................................................................3

         2.3      Non-contravention...............................................................................4

         2.4      Authorization of the Shares.....................................................................4

         2.5      Capitalization..................................................................................4

         2.6      Reports Under the Exchange Act..................................................................5

         2.7      No Brokers or Finders...........................................................................5

         2.8      Governmental Authorizations; Third-Party Consents...............................................5

         2.9      Financial Statements............................................................................5

         2.10     Absence of Material Adverse Effect..............................................................5

         2.11     Subsidiaries; Other Equity Interests............................................................6

         2.12     No Third-Party Options..........................................................................6

         2.13     Employee Matters................................................................................6

         2.14     Permits.........................................................................................8

         2.15     Intellectual Property...........................................................................8

         2.16     No Pending Litigation or Proceedings............................................................8

         2.17     Insurance Coverage..............................................................................9

         2.18     Compliance with Laws............................................................................9

         2.19     Environmental Matters...........................................................................9

         2.20     Tax Returns and Taxes..........................................................................10

         2.21     Outstanding Registration Rights................................................................11

         2.22     Certain Beneficial Owners......................................................................12

         2.23     FDA Compliance.................................................................................12

         2.24     Reliance.......................................................................................12


SECTION 3.        Representations and Warranties of the Purchaser................................................13

         3.1      Organization...................................................................................13

         3.2      Authorization..................................................................................13

         3.3      Non-contravention..............................................................................13

         3.4      No Brokers or Finders..........................................................................13

         3.5      Governmental Authorizations; Third-Party Consents..............................................13

         3.6      Investment Representations.....................................................................14


SECTION 4.         Conditions to the Company's Obligation........................................................14

         4.1      Representations and Warranties.................................................................14


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         4.2      Performance of Obligations.....................................................................15

         4.3      Opinion of Counsel.............................................................................15

         4.4      No Litigation or Legislation...................................................................15

         4.5      Clal Sale of Shares............................................................................15

         4.6      HSR Act........................................................................................15

         4.7      Distribution Agreement in Effect...............................................................15

         4.8      Shareholders' Approval.........................................................................15

         4.9      Fairness Opinion...............................................................................15

         4.10     Purchase Price and Other Closing Deliveries....................................................15

         4.11     Consents and Waivers...........................................................................16

         4.12     Services Agreements............................................................................16

         4.13     Purchaser Board Approval.......................................................................16


SECTION 5.        Conditions to the Purchaser's Obligation.......................................................16

         5.1      Representations and  Warranties................................................................16

         5.2      Performance of Obligations.....................................................................16

         5.3      Opinion of Counsel.............................................................................16

         5.4      No Litigation or Legislation...................................................................16

         5.5      HSR Act........................................................................................16

         5.6      Board Resignations.............................................................................17

         5.7      No Material Adverse Effect.....................................................................17

         5.8      ISRA...........................................................................................17

         5.9      Shareholders' Approval.........................................................................17

         5.10     Closing Deliveries.............................................................................17

         5.11     Distribution Agreement.........................................................................17

         5.12     Services Agreements; Options...................................................................17

         5.13     Board Approval.................................................................................17

         5.14     Option Standstill Agreements...................................................................17

         5.15     Section 7.10 Agreement.........................................................................17

         5.16     Clal Share Purchase............................................................................18


SECTION 6.        Covenants of the Parties.......................................................................18

         6.1      Hart-Scott-Rodino Notification.................................................................18

         6.2      Publicity......................................................................................18

         6.3      Confidentiality................................................................................18

         6.4      Further Assurances.............................................................................19


SECTION 7.        Covenants of the Company.......................................................................19

         7.1      Exchange Act Filings...........................................................................19

         7.2      Proxy Statement; Meeting; Listing Applications.................................................19

         7.3      Board Representation...........................................................................19

         7.4      Environmental Matters..........................................................................21



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         7.5      Conduct of Business Prior to Closing...........................................................21

         7.6      Options, Warrants or Other Stock Rights........................................................22

         7.7      Other Agreements...............................................................................22

         7.8      Right of First Refusal.........................................................................22

         7.9      Appointment of COO.............................................................................22

         7.10     Agreement of the Chairman of the Company.......................................................22

         7.11     Rights Agreement...............................................................................23

         7.12     U.S. Real Property Holding Corporation.........................................................23


SECTION 8.        Covenants of the Purchaser.....................................................................23

         8.1      Company Designees..............................................................................23

         8.2      No Modification................................................................................23

         8.3      Other Agreements...............................................................................24

         8.4      Related Party Transactions.....................................................................24

         8.5      Business Combinations..........................................................................24

         8.6      Executive Committee............................................................................24


SECTION 9.        Transfer of Securities.........................................................................24

         9.1      Transfer Restrictions..........................................................................24

         9.2      Legends........................................................................................25

SECTION 10.       Exchanges; Lost, Stolen or Mutilated Certificates..............................................25


SECTION 11.       Survival of Representations, Warranties and Agreements.........................................25


SECTION 12.       Indemnification................................................................................25

         12.1     Indemnitors; Indemnified Persons...............................................................25

         12.2     Company Indemnity..............................................................................26

         12.3     Purchaser Indemnity............................................................................26

         12.4     Defense........................................................................................27

         12.5     Purchaser Claims...............................................................................27

         12.6     Exclusive Remedy...............................................................................27


SECTION 13.       Miscellaneous..................................................................................28

         13.1     Expenses.......................................................................................28

         13.2     Assignment; Binding Effect.....................................................................28

         13.3     Entire Agreement...............................................................................28

         13.4     Notices........................................................................................29

         13.5     Amendments; Waiver.............................................................................29

         13.6     Counterparts...................................................................................29

         13.7     Headings.......................................................................................29

         13.8     Governing Law..................................................................................29



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         13.9     Severability...................................................................................29

         13.10    Consent to Jurisdiction........................................................................30

         13.11    Termination....................................................................................30

         13.12    Injunctive Relief..............................................................................31
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         STOCK PURCHASE AGREEMENT, dated March 25, 1998, between Pharmaceutical
Resources, Inc., a New Jersey corporation (the "Company"), whose principal offices are located at One Ram Ridge Road, Spring Valley, New York 10977, and
Lipha Americas, Inc., a Delaware corporation (the "Purchaser"), whose principal offices are located at 1209 Orange Street, Wilmington, Delaware 19801.

         WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 10,400,000 restricted shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock");

         WHEREAS, concurrently with the execution and delivery of this Agreement, Merck KGaA, an affiliate of the Purchaser ("Merck"), and Clal Pharmaceutical Industries, Ltd. ("Clal") are entering into a stock purchase agreement pursuant to which Merck (or its designees) will, subject to the terms and conditions thereof, purchase from Clal certain shares of Common Stock beneficially owned by Clal (the "Clal Stock Purchase Agreement"), the consummation of which transaction shall occur at the time of the consummation of the transactions contemplated by this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement and as an inducement to the Company to enter into this Agreement, the Company and Genpharm, Inc. ("Genpharm"), an affiliate of the Purchaser, are entering into a distribution agreement pursuant to which, and subject to the conditions contained therein, the Company shall distribute certain products of Genpharm, substantially in the form of Exhibit A hereto (the "Distribution Agreement");

         WHEREAS, at the Closing (as defined in Section 1.2 hereof), the Company and Genpharm and Merck shall enter into services agreements substantially in the form of Exhibit B hereto (collectively, the "Services Agreements"; each individually referred to herein as a "Services Agreement") pursuant to which Merck and Genpharm shall render certain significant services to the Company, in consideration of, among other things, the issuance by the Company to Merck and Genpharm of certain five-year stock options exercisable commencing in the year 2001 to acquire up to an aggregate of 1,171,040 additional shares of Common Stock (the "Option Shares"), substantially in the form of Exhibit C hereto (collectively, the "Options"; each individually referred to herein as an "Option");

         WHEREAS, the Company has received a fairness opinion from Gruntal & Co., L.L.C. ("Gruntal") to the effect that the Purchase Price (as defined in Section 1.1 hereof) and the transactions contemplated by this Agreement, the Distribution Agreement, the Services Agreements and the Options are, taken as a whole, from a financial point of view, fair to the holders of Common Stock;

         WHEREAS, the Company's Board of Directors has approved the execution and performance of this Agreement, the Distribution Agreement, the Services Agreements and the Options, and has determined that the transactions contemplated hereby and thereby are in the best interests of the Company and its shareholders; and



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         WHEREAS, the Company and the Purchaser desire to set forth their mutual agreements with respect to the sale and purchase of the Shares and as to the other matters set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. Closing Transactions.

         1.1 Purchase and Sale of Shares. At the Closing, the Company shall sell to the Purchaser, and the Purchaser shall, or shall cause its designee to, purchase from the Company, upon the terms and subject to the conditions hereinafter set forth, the Shares for an aggregate cash purchase price of $20,800,000 (the "Purchase Price"), or $2.00 per Share.

         1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hertzog, Calamari & Gleason, 100 Park Avenue, 23rd Floor, New York, New York, at 10:00 A.M., on the second business day following the date on which all of the conditions set forth in Sections 4 and 5 hereof shall have been satisfied or, to the extent permitted, waived, or at such other place, time and/or date as the parties may agree (the "Closing Date"); provided, that the Closing Date shall not occur before June 1, 1998.

         1.3 Closing Deliveries. (a) At the Closing, the Company shall deliver to the Purchaser, Merck and Genpharm, as applicable:

               (i) a stock certificate or certificates representing the Shares, registered in the name of the Purchaser or, subject to Section 13.2 hereof, its designee on the Company's books and containing no legends other than as set forth in Section 9.2 hereof and as required under the Rights Agreement (as defined in Section 7.11 hereof);

               (ii) a registration rights agreement, duly executed by the Company, substantially in the form of Exhibit D hereto (the "Registration Rights Agreement");

               (iii) the certificates of officers of the Company referred to in Sections 5.1 and 5.2 hereof;

               (iv) the agreements covering the Options, duly executed by the Company;

               (v) the opinion of counsel referred to in Section 5.3 hereof;

               (vi) the Services Agreements, duly executed by the Company;


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               (vii) the agreement of the Chairman of the Company referred to in
          Section 7.10 hereof; and

               (viii) the agreement of Kenneth Sawyer referred to in Section 7.3(e) hereof.

         (b) At the Closing, the Purchaser, Merck and Genpharm, as applicable, shall deliver to the Company:

               (i) the Purchase Price, in the form of a wire transfer of immediately available funds to an account designated by the Company;

               (ii) the Registration Rights Agreement, duly executed by the Purchaser, Merck and Genpharm;

               (iii) the certificates of officers of the Purchaser referred to in Sections 4.1 and 4.2 hereof;

               (iv) the opinion of counsel referred to in Section 4.3 hereof;

               (v) the Services Agreements, duly executed by Merck or Genpharm, as applicable;

               (vi) the agreements covering the Options, duly executed by Merck or Genpharm, as applicable; and

               (vii) the agreement of the Purchaser (and its Affiliates) referred to in Section 7.3(e) hereof.

         SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:

         2.1 Organization. Each of the Company, and any corporation with respect to which the Company owns a majority of the common stock, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, or has the power to control or direct the actions of such corporation, all of which are set forth on Schedule 2.11 hereto (collectively, the "Subsidiaries", each individually referred to herein as a "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth on Schedule 2.11. Each of the Company and its Subsidiaries has all necessary corporate power and authority to own or lease its properties and to conduct its business as now being conducted. Each of the Company and its Subsidiaries is

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duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, requires such qualification under applicable law, except where the failure to be so qualified would not result in a Material Adverse Effect (as defined in Section 2.10 hereof).

         2.2 Authorization. The execution, delivery and, subject to obtaining the approval (the "Shareholders' Approval") of the holders of (i) a majority of the outstanding shares of Common Stock for the issuance of the Shares, the delivery of the Options and the issuance of the Option Shares, (ii) a majority of the outstanding shares of Common Stock for the amendment of the Company's certificate of incorporation in order to increase the number of authorized shares of Common Stock and (iii) a plurality of the shares of Common Stock voted at a meeting for the election of the Nominees (as defined in Section 7.3 hereof) (the preceding clauses (i), (ii) and (iii) to be individually referred to herein as a "Proposal" and collectively as the "Proposals"), the performance by the Company of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action by the Company. This Agreement constitutes, and each other agreement referred to herein, upon due execution and delivery, will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         2.3 Non-contravention. Neither the execution, delivery or performance of this Agreement and the other agreements referred to herein nor the consummation of the transactions contemplated hereby or thereby will, subject to obtaining the Shareholders' Approval, violate or be in conflict with any provision of the certificate of incorporation or by-laws of any of the Company and its Subsidiaries; subject to obtaining the Shareholders' Approval, and except as set forth on Schedule 2.3 hereto, violate or be in conflict with any material note, bond, lease, mortgage, indenture, license, contract, commitment, franchise, permit, instrument or other material agreement or obligation to which any of the Company and its Subsidiaries is a party or by which it is bound; violate or be in conflict with any law, judgment, decree, order, regulation or ordinance by which any of the Company and its Subsidiaries is bound or affected; or result in the creation or imposition of any liens, charges, pledges or other encumbrances ("Liens") in favor of any third party upon any property or assets of the Company and its Subsidiaries.

         2.4 Authorization of the Shares. Subject to obtaining the Shareholders' Approval, all corporate action necessary for the issuance, sale and delivery of the Shares has been taken by the Company and, when issued and delivered upon payment in full of the Purchase Price, the Shares will be validly issued, fully paid and nonassessable, free and clear of any and all Liens. Subject to obtaining the Shareholders' Approval, the Option Shares will be validly authorized

                                       iv

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for issuance and, when and if issued upon payment in full of the exercise price for the Option Shares in accordance with the terms of the Options, the Option Shares will be validly issued, fully-paid and nonassessable, free and clear of any and all Liens.

         2.5 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, of which no more than 18,923,000 shares are issued and outstanding as of the date hereof, and 6,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding as of the date hereof. The Company holds no treasury shares. All outstanding shares of Common Stock have been duly and validly issued and are fully-paid and nonassessable. There are no outstanding securities exchangeable or convertible into, or options, warrants, or rights to subscribe for, or to purchase, or commitments to issue, any unissued shares of capital stock of any of the Company and its Subsidiaries, except as set forth on Schedule 2.5 hereto.

         2.6 Reports Under the Exchange Act. Since October 1, 1994, except as set forth on Schedule 2.6 hereto, the Company has filed with the Securities and Exchange Commission (the "SEC") in timely fashion all reports required to be filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as such reports may have been amended or supplemented, the "SEC Reports"). The Common Stock is registered under Section 12(b) of the Exchange Act. As of their respective filing dates with the SEC, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         2.7 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by any of the Company and its Subsidiaries, any right, interest or valid claim against the Purchaser or any of the Company and its Subsidiaries for any commission, fee or other compensation as a finder or broker, or in any similar capacity, other than with respect to the opinion referred to in Section 4.9 hereof (the costs of which will be borne by the Company), in connection with the transactions contemplated by this Agreement.

         2.8 Governmental Authorizations; Third-Party Consents. No approval, consent, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period, is necessary or required in connection with the execution, delivery or performance by the Company of this Agreement, the other agreements referred to herein or the transactions contemplated hereby or thereby, except for (i) such filings or approvals required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), (ii) such filings or approvals as may be required to be obtained in connection with the manufacture and sale of products pursuant to the Distribution Agreement, (iii) the Shareholders' Approval of the

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Proposals by the requisite votes, (iv) such filings or approvals required to list the Shares and the Option Shares on the New York Stock Exchange and the Pacific Stock Exchange and (v) the matters set forth on Schedule 2.8 hereto.

         2.9 Financial Statements. The audited financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "Audited Statements") and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997 (the "Unaudited Statements") complied as to form with the requirements of the Exchange Act and except as disclosed therein or in the footnotes thereto and, except for the absence of notes and subject to year-end adjustments in the case of the Unaudited Statements, were prepared in accordance with United States generally accepted accounting principles. The Audited Statements and the Unaudited Statements fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations of the Company as of the dates and for the periods indicated therein.

         2.10 Absence of Material Adverse Effect. Except as disclosed in the SEC Reports, since January 1, 1998, the business of the Company and its Subsidiaries has been operated in the ordinary course and substantially consistent with past practice. Since January 1, 1998, there has been no event or circumstance resulting in a material adverse effect on the properties, business and assets, liabilities, condition (financial or otherwise) or operations of the Company and its Subsidiaries, considered as a whole (a "Material Adverse Effect"). There has been no event or circumstance, since January 1, 1998, which would materially adversely affect the ability of the Company to perform its obligations under this Agreement, or any of the other agreements to be entered into in connection with this Agreement, or to consummate the transactions contemplated hereby and thereby.

         2.11 Subsidiaries; Other Equity Interests. Each Subsidiary of the Company and each other person in which the Company or any of its Subsidiaries has an equity interest is set forth on Schedule 2.11 hereto. Each Subsidiary is wholly (100%) owned by the Company. The authorized, issued and outstanding shares of the capital stock of each Subsidiary, and the record and beneficial ownership of the outstanding shares thereof, is as set forth on Schedule 2.11. There are no agreements or arrangements to which any Subsidiary is a party or by which it is bound for the redemption, repurchase or issuance of, and there are no options, warrants, puts, calls or other rights to subscribe for or purchase, shares of such Subsidiary's capital stock.

         2.12 No Third-Party Options. Except as contemplated hereby, as set forth on Schedule 2.12 hereto, or as disclosed in the SEC Reports, there are no existing agreements, contracts, commitments, options, warrants or rights with, of or to any person which are binding on the Company or its Subsidiaries to acquire any of the Company's and its Subsidiaries' assets, properties, or rights or any interest therein (whether real, personal or mixed, tangible or intangible, wherever located and whether in the possession of the Company and its Subsidiaries or any other person), except for those entered into in the ordinary course of business consistent with past practice for the sale of inventory and/or which could not reasonably be expected to result in a Material Adverse Effect.

         2.13 Employee Matters.

                  (a) The Company has delivered to the Purchaser a list of its and its Subsidiaries' current employees (the "Employees"). This list, attached hereto as Schedule 2.13(a), sets forth the current compensation, commissions or hourly rate of pay, date of birth, date and location of employment and job title for each Employee. Schedule 2.13(a) lists all agreements between the Company and its Subsidiaries and any Employee(s) with respect to the employment of any Employee(s). Except as set forth on Schedule 2.13(a), there are no outstanding loans with outstanding principal amounts in excess of $50,000 from the Company or any of its Subsidiaries to any Employees. Except as set forth on Schedule 2.13(a), no Employee is on disability or other leave of absence and the Company is not aware of the intent of any officer, executive employee or head of a department of any of the Company and its Subsidiaries to terminate his/her employment.

                  (b) Schedule 2.13(b) hereto lists each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not covered by ERISA, that any of the Company and its Subsidiaries sponsors or has sponsored to which the Company or any of its Subsidiaries is or has been in the past three years required to make contributions, including without limitation any pension, profit-sharing, retirement or deferred compensation plan, each other benefit plan, policy, arrangement or practice, whether covering one or more employees, which provides deferred compensation, bonus, stock purchase, stock option, vacation, severance, disability, hospitalization, medical insurance or life insurance payments or benefits and any other material employee benefit plans, agreements, arrangements or understandings maintained for the benefit of the Employees or former employees of any of the Company and its Subsidiaries ("Former Employees") (collectively, together with any related trusts, the "Employee Benefit Plans"). Except as set forth on Schedule 2.13(b), no Employee Benefit Plan constitutes a multi-employer plan (as defined under Section 400(a)(3) of ERISA). Except as set forth on Schedule 2.13(b), all participants in the Employee Benefit Plans are Employees or Former Employees (or their dependents or beneficiaries). The Company has previously delivered or made available to the Purchaser true and complete copies of all documents or instruments establishing or constituting each such Employee Benefit Plan and all summary plan descriptions or other descriptive materials relating thereto distributed by the Company and its Subsidiaries to Employees. Except as set forth on Schedule 2.13(b), all Employee Benefit Plans are currently in compliance with

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all applicable funding requirements under law. Schedule 2.13(b) also sets forth a list of those Former Employees (or their dependents or beneficiaries) who are receiving continuation coverage under the Company's or any of its Subsidiaries' medical plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the dates upon which those individuals commenced receiving such continuation coverage. Except as set forth on Schedule 2.13(b), none of the Company, its Subsidiaries or the Purchaser will incur any liability under any Employee Benefit Plan or agreement with an Employee solely as a result of the transactions contemplated by this Agreement.

                  (c) Except as set forth on Schedule 2.13 (c) hereto, (i) each Employee Benefit Plan which is an "employee pension benefit plan", as defined in
Section 3(2) of ERISA, meets the requirements of Section 401(a) of the Code and any related trust is exempt from U.S. federal income tax under Section 501(a) of the Code and (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms of such Employee Benefit Plans and with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA in respect thereto. None of the Company or its Subsidiaries has any obligation under any Employee Benefit Plan or otherwise to provide post-retirement health benefits (exclusive of obligations under COBRA) with respect to any of the Employees or Former Employees.

                  (d) The Employees are not and have not in the past three years been covered by any labor or collective bargaining agreement. No strike, work stoppage, picketing, slowdown, lockout or material labor dispute involving the Company's or its Subsidiaries' operations has occurred during the past three years or, to the Company's knowledge, is threatened. To the Company's knowledge, no attempt at the organization of a union involving the Company or its Subsidiaries has occurred during the past three years or is threatened.

                  (e) None of the Company or its Subsidiaries has incurred any material liability under, and has complied in all material respects with, the Worker Adjustment Retraining and Notification Act and the regulations promulgated thereunder and any similar state laws and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the date hereof.

                  (f) Except as set forth on Schedule 2.13(f) hereto or as disclosed in the SEC Reports, the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules, regulations and executive orders governing the terms and conditions of employment, discriminatory practices with respect to employment, hiring and discharge, the employment of aliens, the payment of minimum wages and overtime, workplace health and safety or otherwise relating to the conduct of employers with respect to employees and potential employees, and except as set forth on Schedule 2.13, there have been no claims made or, to the

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Company's knowledge, threatened against the Company or its Subsidiaries arising out of, relating to or alleging any material violation of the foregoing.

         2.14 Permits. The Company and its Subsidiaries have all licenses, permits, orders, certificates, authorizations, consents and approvals of all governmental and regulatory authorities and bodies, whether federal, state or local, domestic or foreign, which are necessary for the operation of its business as currently conducted ("Permits"), except for the failure to have such Permits that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Permits are in full force and effect and no suspension or cancellation of any of them is pending or, to the Company's knowledge, threatened.

         2.15 Intellectual Property. Schedule 2.15 hereto sets forth all of the patents, registered copyrights and registered trademarks of the Company and its Subsidiaries , all of which are owned by the Company or its Subsidiaries free and clear of any Liens. None of the Company or its Subsidiaries has infringed upon or unlawfully used, in any material respect, any patent, trademark, service mark, tradename, copyright, or trade secret ("Intellectual Property") owned by another person. None of the Company or its Subsidiaries has received any written notice of any claim of infringement or other material claim relating to any of its Intellectual Property. No shareholder of the Company or its Subsidiaries or member of any such shareholder's family or any entity controlled by them, or any Employee or Former Employee owns or has any proprietary, financial or other material interest, directly or indirectly, in any Intellectual Property which the Company or its Subsidiaries owns, possesses or materially uses in its operations. Schedule 2.15 sets forth all confidentiality or non-disclosure agreements to which either the Company or its Subsidiaries or any of its Employees or Former Employees is a party and which relate to the Company's or its Subsidiaries' business and were executed in the past seven years.

         2.16 No Pending Litigation or Proceedings. Except as set forth on
Schedule 2.16 hereto or as disclosed in the SEC Reports, there are no material actions, suits, proceedings (including arbitral proceedings) or investigations pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries or directly relating to or otherwise directly affecting the business, assets or properties of the Company and its Subsidiaries. Except as set forth on Schedule 2.16 or as disclosed in the SEC Reports, there is no outstanding judgment, writ, injunction, decree, award or order of any court or any governmental or regulatory authority or body against or directly affecting the business, assets or properties of the Company and its Subsidiaries.

         2.17 Insurance Coverage. Each of the Company and its Subsidiaries has during the past three years maintained liability, casualty, property loss and other insurance policies with respect to the conduct of its business in such amounts, of such kinds and with such insurance carriers as the Company and it Subsidiaries, as applicable, has deemed appropriate and sufficient for companies of a similar size engaged in similar types of businesses and operations. Schedule 2.17 hereto sets forth a summary description of each such insurance policy, listing for each policy the risks insured against, coverage limits, any deductible amounts, any pending claims thereunder and the term of each such policy. Each such policy is in full force and effect, and no written notice of cancellation has been received with respect to any such policy, nor will the consummation of the transactions contemplated by this Agreement cause the cancellation of, or the right to cancel, any such policy pursuant to the terms of such policy. The Company and its Subsidiaries have filed all notices or reports required under such policies, except such filings the failure of which to make could not reasonably be expected to result in a Material Adverse Effect.

         2.18 Compliance with Laws. Except as set forth on Schedule 2.18 hereto or as disclosed in the SEC Reports, each of the Company's and its Subsidiaries' business and operations are being conducted in compliance with all applicable laws, statutes, rules, regulations, ordinances, codes, orders, franchises and Permits of all governmental entities, including without limitation, those relating to occupational safety and health and equal employment practices, except for such instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No notice, citation, summons or order has been assessed and no investigation or review is pending or, to the Company's knowledge, threatened by any governmental or other entity with respect to any alleged material violation by any of the Company and its Subsidiaries of any of the foregoing.

         2.19 Environmental Matters. Except as set forth on Schedule 2.19 hereto or as disclosed in the SEC Reports, and except for such matters that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) there are no investigations, inquiries or other proceedings pending or, to the Company's knowledge, threatened with regard to the current or prior conduct of the business and operations of the Company and its Subsidiaries, or relating to (x) any properties owned or previously owned by the Company and its Subsidiaries, (y) any properties at which any of the Company and its Subsidiaries has conducted operations or (z) any sites at which any of the Company and its Subsidiaries has disposed of, or arranged for the disposal of, waste materials, and arising out of or relating to any actual or alleged failure to comply with any requirement of any law, statute, rule, regulation, code or ordinance relating to air or water quality, waste management, hazardous or toxic substances, or the protection of health or the environment ("Environmental Laws"); (b) the Company and its Subsidiaries are in compliance with the requirements of all Environmental Laws in connection with its business, operations and otherwise; and (c) none of the properties or sites referred to in clauses (x), (y) or (z) above is contaminated with any hazardous waste or substance as a result of any act or omission of the Company and any of its

Subsidiaries, or, to the Company's knowledge, any agent, servant or bailee of the Company and any of its Subsidiaries, to a degree that poses a risk to health or the environment or could impose a liability on the Company. With regard to compliance with Environmental Laws, the representations and warranties set forth in this Section 2.19 shall supersede the provisions of Section 2.18 hereof.

         2.20 Tax Returns and Taxes.

                  (a) The Company and its Subsidiaries have filed all Tax Returns (as hereinafter defined) required to be filed by it. Except with respect to any contested liability for Taxes (as hereinafter defined), as set forth on
Schedule 2.20 hereto, all such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and any of its Subsidiaries (whether or not shown on any Tax Return) have been paid except for (i) Taxes accrued but not yet payable, (ii) Taxes which are being contested in good faith, and (iii) Taxes, the non-payment of which could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 2.20, none of the Company and its Subsidiaries has received any notice of assessment of additional Taxes that is currently pending. Except as set forth on Schedule 2.20, none of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or executed or filed with any Tax authority any agreement or document extending the period of assessment of any Taxes, and the Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 2.20, there are no claims, examinations, audits, proceedings or proposed deficiencies for or in respect of Taxes pending or, to the Company's knowledge, threatened against the Company or its Subsidiaries. No claim has been made in writing to the Company or its Subsidiaries in the past three years by an authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no recorded Tax Liens on any of the assets of the Company and its Subsidiaries, nor are there any security interests on any of the assets of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) of the Company or any of its Subsidiaries to pay any Tax (other than Liens and security interests for Taxes not yet due and payable or for Taxes that the Company (or any of its Subsidiaries, as applicable) is contesting in good faith).

                  (b) The Company (and each of its Subsidiaries, as applicable) has withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any Employee or Former Employee, independent contractor, creditor, stockholder or other third party, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

                  (c) Except as set forth on Schedule 2.20, there is no dispute or claim concerning any Tax liability of the Company (or any of its Subsidiaries, as applicable) either (i) claimed or raised by any governmental authority in writing or (ii) as to which the Company or any of its executive officers (or employees principally responsible for Tax matters) has knowledge based upon personal contact with any agent of such authority. Schedule 2.20 lists those federal, state, local, and foreign income Tax Returns filed with respect to the Company (or any of its Subsidiaries, as applicable) that have been audited in the past three years, and indicates those Tax Returns that currently are the subject of audit.

                  (d) The Company (or any of its Subsidiaries, as applicable) has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Except as set forth on Schedule 2.20(f) hereto, the Company (or any of its Subsidiaries, as applicable) has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company (or any of its Subsidiaries, as applicable) is not a party to any Tax allocation or sharing agreement. The Company has not been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which is the Company).

                  (e) The Company (or any of its Subsidiaries, as applicable) does not have (i) income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction); or (ii) deferred gain or loss arising out of any deferred intercompany transaction. No "ownership change" (within the meaning of Section 382(g) of the Code) has, to the Company's knowledge, occurred prior to the date hereof which currently limits the Company's ability to utilize any net operating loss carryovers under Section 382 of the Code.

                    For purposes of this Agreement, "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, deficiency or addition thereto, whether disputed or not, and "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         2.21 Outstanding Registration Rights. Except as set forth on Schedule
2.21 hereto or as disclosed in the SEC Reports, the Company has not in the past three years granted (or incurred any obligations or commitments to grant) to any holder or holders of any capital stock (or rights to acquire any capital stock) of the Company (i) any rights to request or demand registration of, or the filing of an offering circular with respect to, outstanding shares of capital stock of the Company under any securities laws or rules, (ii) any rights to include any outstanding shares of capital stock of the Company in any registration or filing effected by the Company pursuant to any securities laws or rules, or (iii) any rights to require the Company to take action under any securities laws or rules in order to permit or otherwise facilitate disposition of any outstanding shares of the Company's capital stock.

         2.22 Certain Beneficial Owners.

                   (a) Schedule 2.22(a) hereto sets forth an analysis prepared by the Company's auditors stating the stock ownership of 5-percent shareholders (as such term is defined in Section 382 of the Code) in the Company as of the dates indicated therein. To the Company's knowledge, such Schedule correctly sets forth in all material respects the stock ownership of such shareholders and the changes in such stock ownership as of each fiscal year-end indicated therein.

                  (b) Schedule 2.22(b) lists all options, warrants, or other stock rights issued by the Company and outstanding as of the date hereof to any person, whether or not a 5-Percent Shareholder, that have not yet been exercised as of the date hereof, together with the exercise dates, exercise prices, any consideration paid therefor and expiration dates.

         2.23 FDA Compliance. The products manufactured, sold, distributed or supplied by each of the Company and its Subsidiaries, as applicable, are not adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended ("USFFDCA"), and comply with any monograph or other requirements of the United States Food and Drug Administration ("FDA") applicable to the products or their manufacture, except for instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Such products have been and continue to be manufactured in compliance with all applicable statutes, ordinances and regulations, including but not limited to, the USFFDCA and the regulations thereunder, including the current Good Manufacturing Practices which have been adopted by the FDA, except for instances of noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Current Good Manufacturing Practice means current good manufacturing practice regulations established in 21 C.F.R. Parts 210 and 211, as amended and in effect from time to time, and other applicable FDA policies relating thereto. Except as set forth on Schedule 2.23 hereto or as disclosed in the SEC Reports, none of the Company and its Subsidiaries has in the past three years received any notice or summons in respect of a material violation or alleged material violation of any statute or regulation from the FDA or other similar authorities.

         2.24 Reliance. The representations, warranties, covenants and agreements of the Company contained herein and in the certificates and schedules required to be delivered in accordance with the terms of this Agreement shall, subject to Section 11 hereof, survive any investigation made by the Purchaser and are made by the Company with the expectation that the Purchaser is relying thereon in entering this Agreement and the same shall not be deemed waived by any investigation conducted by the Purchaser or its employees, advisors, consultants or representatives, whether before or after the consummation of the transactions contemplated hereby.


         SECTION 3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

         3.1 Organization. The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and is a wholly-owned subsidiary of Merck. The Purchaser has all necessary corporate power and authority to own or lease its properties and to conduct its business as now being conducted.

         3.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action by the Purchaser and, in the case of the Distribution Agreement and the Services Agreement to which it is a party, by Merck and Genpharm, as the case may be. This Agreement constitutes, and each of the other agreements referred to herein, upon execution and delivery, will constitute, a valid and binding obligation of the Purchaser and, in the case of the Distribution Agreement and the Services Agreement to which it is a party, of Merck and Genpharm, enforceable against the Purchaser, Merck or Genpharm, as the case may be, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         3.3 Non-contravention. Neither the execution, delivery and performance of this Agreement and the other agreements referred to herein nor the consummation of the transactions

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


contemplated hereby or thereby will violate or be in conflict with any provision of the articles of organization of the Purchaser or, in the case of the Distribution Agreement and the Services Agreement to which it is a party, of Merck or Genpharm, as the case may be; violate or be in conflict with any material note, bond, lease, mortgage, indenture, license, contract, commitment, franchise, permit, instrument or other material agreement or obligation to which the Purchaser, Merck or Genpharm is a party or by which either of them is bound; violate or be in conflict with any law, judgment, decree, order, regulation or ordinance by which the Purchaser, Merck or Genpharm is bound or affected; or result in the creation or imposition of any Liens in favor of any third party upon any property or assets of the Purchaser, Merck or Genpharm.

         3.4 No Brokers or Finders. No person, firm or corporation has or will have, as a result of any act or omission by the Purchaser, Merck or Genpharm, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

         3.5 Governmental Authorizations; Third-Party Consents. No approval, consent, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, and no lapse of a waiting period, is necessary or required in connection with the execution, delivery or performance by the Purchaser or, in the case of the Distribution Agreement and the Services Agreement to which it is a party, by Merck or Genpharm, as the case may be, of this Agreement, the other agreements referred to herein or the transactions contemplated hereby or thereby, except for such filings or approvals (a) required pursuant to the HSR Act and (b) as may be required (by the FDA or other governmental authorities) to be obtained in connection with the Distribution Agreement.

         3.6 Investment Representations. (a) The Purchaser and its Affiliates (as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act")) are acquiring the Shares and the Options and, upon exercise of the Options, will be acquiring the Option Shares solely for their own accounts and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Each of the Purchaser, Merck and Genpharm is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

         (b) The Purchaser, on behalf of itself and its Affiliates, understands that (i) the Shares and the Option have not been registered, and the Option Shares, when issued, will not be registered under the Securities Act or any applicable state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Shares, the Options and the Option Shares must be held by the Purchaser (or Merck or Genpharm, as applicable) indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registrations.

         (c) The Purchaser, on behalf of itself and its Affiliates, acknowledges that no representations or warranties have been made or furnished to, or relied on by, the Purchaser or any of its representatives in connection with its purchase of the Shares except as expressly provided herein. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

         (d) The Purchaser, on behalf of itself and its Affiliates, acknowledges that, following its acquisition of the Shares, the Purchaser will be an Affiliate of the Company and will be subject to all requirements and restrictions applicable to Affiliates under the Securities Act and the Exchange Act (including the rules and regulations promulgated thereunder).

         SECTION 4. Conditions to the Company's Obligation.

         The obligation of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (other than in respect of Sections 4.4, 4.6 and 4.8 hereof) by the Company, at or prior to the Closing, of all the following conditions:

         4.1 Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of such Closing Date), and officers of the Purchaser shall have certified to such effect to the Company in writing.

         4.2 Performance of Obligations. The Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date, and officers of the Purchaser shall have certified to such effect to the Company in writing.

         4.3 Opinion of Counsel. The Company shall have received from Coudert Brothers, counsel for the Purchaser, an opinion addressed to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, it being understood that Coudert Brothers may rely upon the opinion of Klaus-Peter Brandis, Head of the Legal Department of Merck, for all matters of German law, if applicable.

         4.4 No Litigation or Legislation. No federal, state, local or foreign statute, rule or regulation shall have been enacted after the date hereof, and no litigation, proceeding, governmental inquiry or investigation shall be pending, which prohibits or seeks to prohibit or materially restricts the consummation of the transactions contemplated by this Agreement or the other agreements provided for herein.

         4.5 Clal Sale of Shares. Merck (or its designee) shall have purchased those certain shares of Common Stock beneficially owned by Clal in accordance with the terms of the Clal Stock Purchase Agreement, and all agreements between Clal and the Company relating to or arising out of Clal's acquisitions of Common Stock shall be terminated by the parties thereto and be of no further force and effect.

         4.6 HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated with respect to the transactions contemplated by this Agreement.

         4.7 Distribution Agreement in Effect. The Distribution Agreement shall be in full force and effect and there shall exist no facts or circumstances which, with the giving of notice or the passage of time or both, would constitute a material default thereunder by Genpharm.

         4.8 Shareholders' Approval. The Shareholders' Approval of each of the Proposals shall have been obtained and all of the Nominees (as defined in Section 7.3 hereof) shall have been elected.

         4.9 Fairness Opinion. The fairness opinion of Gruntal, the Company's financial advisor, rendered with regard to this Agreement and the other agreements to be entered into in connection herewith and the transactions contemplated hereby and thereby shall have been reconfirmed by Gruntal as of the date of mailing to the Company's shareholders of the definitive proxy statement (the "Proxy Statement") in respect of the Company's meeting of its shareholders to be held in connection with the Proposals (the "Meeting").

         4.10 Purchase Price and Other Closing Deliveries. The Purchaser shall have paid the Purchase Price and delivered, or cause to be delivered, the agreements, instruments and certificates specified in Section 1.3(b) hereof.

         4.11 Consents and Waivers. The Company shall have obtained all material consents and waivers necessary or appropriate for its consummation of the transactions contemplated by this Agreement, as specified in Section 2.8 hereof and Schedule 2.8 hereto, and the other agreements referred to herein after using its reasonable best efforts to obtain them.

         4.12 Services Agreements. Merck and Genpharm shall have duly executed and delivered to the Company the Services Agreements.

         4.13 Purchaser Board Approval. The Board of Directors of Merck shall have approved this Agreement and the transactions contemplated hereby prior to April 3, 1998.

         SECTION 5. Conditions to the Purchaser's Obligation.

         The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver (other than in respect of Sections 5.4, 5.5 and 5.9 hereof) by the Purchaser, at or prior to the Closing, of all the following conditions:

         5.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of such Closing Date), and officers of the Company shall have certified to such effect to the Purchaser in writing.

         5.2 Performance of Obligations. The Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date, and officers of the Company shall have certified to such effect to the Purchaser in writing.

         5.3 Opinion of Counsel. The Purchaser shall have received from Hertzog, Calamari & Gleason, counsel for the Company, an opinion addressed to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

         5.4 No Litigation or Legislation. No federal, state, local or foreign statute, rule or regulation shall have been enacted after the date hereof, and no litigation, proceeding, governmental inquiry or investigation shall be pending, which prohibits or seeks to prohibit or materially restricts the consummation of the transactions contemplated by this Agreement or the other agreements provided for herein, or materially restricts or impairs the ability of the Purchaser to own an equity interest in the Company.

         5.5 HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated with respect to the transactions contemplated by this Agreement.

         5.6 Board Resignations. The Purchaser shall have received the resignations of the current members of the Board of Directors of the Company, subject to their re-election in accordance with Section 7.3 hereof.


                                      xviii

         5.7 No Material Adverse Effect. Since the date hereof, there shall not have occurred a condition or event constituting a Material Adverse Effect (other than in respect of the matter set forth on Schedule 2.10 hereto).

         5.8 ISRA. The Company shall have delivered to the Purchaser evidence of the Company's having obtained an ISRA Clearance (as defined in Section 7.4 hereof).

         5.9 Shareholders' Approval. The Shareholders' Approval of each of the Proposals shall have been obtained and all of the Nominees shall have been elected.

         5.10 Closing Deliveries. The Company shall have delivered the Shares, the Options and the agreements, instruments and certificates specified in
Section 1.3(a) hereof.

         5.11 Distribution Agreement. There shall exist no facts or circumstances which, with the giving of notice or the passage of time or both, would constitute a material default by the Company under the Distribution Agreement.

         5.12 Services Agreements; Options. The Company shall have duly executed and delivered to Merck and Genpharm the Services Agreements and the Options.

         5.13 Board Approval. The Board of Directors of Merck shall have approved this Agreement and the transactions contemplated hereby prior to April 3, 1998.

         5.14 Option Standstill Agreements. At least fifteen (15) days prior to Closing, the Company shall have duly executed and delivered to the Purchaser agreements in writing, in form reasonably satisfactory to the Purchaser, from
(i) the four persons listed on Schedule 5.14(a) hereto that, notwithstanding the terms of any stock option plan or any option heretofore granted, not to exercise or seek to exercise such options until three (3) years and ten (10) U.S. business days from the Closing Date and (ii) substantially all other persons who then hold unexercised options, warrants or other stock rights to purchase Common Stock, other than those persons set forth on Schedule 5.14(b) hereto, not, notwithstanding the terms of any stock option plan or any option theretofore granted, to exercise or seek to exercise such options, warrants or other stock rights, except to the extent indicated on Schedule 5.14(b).

         5.15 Section 7.10 Agreement. The Company shall have delivered the agreement of the Chairman of the Company referred to in Section 7.10 hereof.

         5.16 Clal Share Purchase. The Purchaser shall have purchased, after using its reasonable best efforts to do so, those certain shares of Common Stock beneficially owned by Clal in accordance with the terms of the Clal Stock Purchase Agreement.

         5.17 Consent. The Company shall have obtained the approvals set forth on Schedule 2.3, Item 1, hereto.


         SECTION 6. Covenants of the Parties.

         The Company and the Purchaser hereby covenant as follows:

         6.1 Hart-Scott-Rodino Notification. As soon as practicable after the execution of this Agreement, the Company and the Purchaser shall each file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, the notifications and documentary materials required in connection with the transactions contemplated by this Agreement. Thereafter, the Company and the Purchaser will file any additional information requested as soon as practicable after any receipt of a request for additional information and shall use reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act. The Company and the Purchaser shall coordinate and cooperate with each other in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings. All filing fees in connection with the HSR Act shall be paid by the Purchaser.

         6.2 Publicity. The Company and the Purchaser shall consult with each other, to the extent reasonably practicable, as to the form and substance of any press releases and other third-party communications or disclosures relating to the negotiation, execution, delivery and consummation of this Agreement, the other agreements referred to herein, and the transactions contemplated hereby or thereby. No party shall be prohibited from issuing or filing any press release or other third-party communication or disclosure which, upon advice of its legal counsel, shall be deemed necessary or appropriate under applicable law or the applicable rules of any stock exchange; provided, however, that such party shall have first consulted with the other party as to the form and content of such disclosure. This covenant shall survive the Closing or any termination of this Agreement.

         6.3 Confidentiality. All information to which access is given or furnished by one party to the other in connection with the negotiation, execution, delivery and consummation of this Agreement, the other agreements referred to herein, and the transactions contemplated hereby or thereby shall be kept confidential by each party and shall be used only in connection with this Agreement, such other agreements and the transactions contemplated hereby and thereby; provided, however, that the foregoing shall not apply to any information that (a) shall be publicly available as of the date hereof, (b) shall become publicly available other than as a result of prohibited disclosure by such party, (c) shall be disclosed to such party by any person or entity that is not known to such party to be subject to any confidentiality restrictions imposed by the other party or (d) shall be required to be disclosed by law, the applicable rules of any stock exchange or by order of any court of competent jurisdiction. Without limiting the foregoing, the Purchaser shall not disclose, and shall use its reasonable best efforts to cause its Affiliates not to disclose, any such confidential information to any person or entity that is not an Affiliate or a director or officer of such Affiliate or any advisor thereto. This covenant shall survive the Closing or any termination of this Agreement.

         6.4 Further Assurances. Upon reasonable request of a party and without further consideration, the other party, whether prior to or after the Closing, shall execute, acknowledge and deliver all such other instruments and documents, and shall take all such other actions for the purpose of effecting and evidencing the consummation of the transactions contemplated by this Agreement and the other agreements referred to herein. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 13.11 hereof, provide all information and documents reasonably requested by the Purchaser relating to a determination of the Company's status as a United States real property holding corporation, as defined under the Code.

         SECTION 7. Covenants of the Company.

         The Company (and the Purchaser, to the extent expressly provided in this Section 7) hereby covenants as follows:

         7.1 Exchange Act Filings. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Section 13.11 hereof, the Company shall use its best efforts to file in a timely manner all reports required to be filed by it with the SEC under the Exchange Act and shall, promptly upon filing, deliver copies of such reports to the Purchaser.

         7.2 Proxy Statement; Meeting; Listing Applications. (a) The Company shall prepare, review with the Purchaser and its counsel, and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof. Each party shall furnish all information concerning itself and related persons which is required or customary for inclusion in the Proxy Statement. The Company shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of securing the Shareholders' Approval to the Proposals (such meeting is presently contemplated by the parties to be held in June 1998); (ii) distribute to its shareholders the Proxy Statement in accordance with applicable Federal and state laws and with its Certificate of Incorporation and By-Laws; and (iii) recommend (in the Proxy Statement and, if deemed appropriate by the Company, otherwise) to its shareholders approval of the Proposals. Notwithstanding anything to the contrary contained herein, if the Agreement shall be terminated (or is subject to termination) pursuant to Section
13.11 hereof, the Company may postpone, adjourn or cancel the Meeting, withdraw or change its recommendation to its shareholders and/or withdraw or delay distribution of the Proxy Statement.

         (b) The Company shall use its commercial best efforts to have the Shares and the Option Shares listed on The New York Stock Exchange and The Pacific Stock Exchange.

         7.3 Board Representation. (a) Subject to the conditions set forth herein, the Company shall nominate, and the Company and the Purchaser shall use their best efforts to cause the election at the Meeting of, certain persons to be designated by each of the Purchaser and the Company (collectively, the "Nominees"), as provided herein, to serve as directors on the Board of Directors of the Company such that:

               (i) a majority of the members of such Board shall be comprised of the Purchaser's designated representatives; and

               (ii) three of the members of such Board shall be comprised of the Company's designated representatives consisting of Kenneth I. Sawyer ("Sawyer") and two additional representatives designated by the current Board of Directors of the Company (collectively, the "Company Designees").

Notwithstanding anything to the contrary contained herein, each representative designated by the Purchaser in accordance with Section 7.3(f) hereof shall be nominated for election to serve on the Board of Directors unless such representative shall not be satisfactory to the Company's current Board of Directors for good faith reasons and each Company Designee shall be nominated to serve on the Board of Directors unless such Designee (other than Sawyer) shall not be satisfactory to the Purchaser for good faith reasons. All current members of the Company's Board of Directors not nominated as set forth above shall resign effective upon the Closing. Any current members of such Board nominated as set forth above shall resign effective upon the Closing, subject to their re-nomination and re-election as set forth herein. All Nominees shall take office if, and only if, the Closing shall occur.

         (b) Any director designated hereunder shall serve subject to the terms of the Company's Certificate of Incorporation and By-laws, each as in effect on the Closing Date, and the provisions of applicable law.

         (c) The Company Designees and the Purchaser shall jointly designate two of the Company's directors to comprise the audit committee of the Company. Each of such directors must qualify as independent, outside directors in accordance with the rules and regulations of The New York Stock Exchange.

         (d) The directors designated by the Purchaser shall serve as Class I and Class III directors of the Company (as allocated by the Purchaser) whose terms shall expire in the years 2000 and 1999, respectively. The Company Designees shall serve as Class II directors of the Company whose terms shall expire in the year 2001. There shall be no Class II directors other than the Company Designees (and their respective successors selected in accordance with Section 8.1 hereof) through May 31, 2001.

         (e) The Company shall include in the Proxy Statement distributed in respect of the Meeting the Proposals and shall recommend its approval of each Proposal (including approval of all Nominees) by the shareholders of the Company. Sawyer and the Purchaser (and its Affiliates) agree to vote any shares of Common Stock which they own or otherwise have the power to vote in favor of each of the Proposals (including approval of all Nominees).

         (f) The Company shall give the Purchaser written notice not less than 10 days prior to the filing with the SEC of the preliminary Proxy Statement in respect of the Meeting to allow the Purchaser to designate its nominees for director for inclusion in such Proxy Statement. The Company shall have no obligation to include such nominees in the Proxy Statement unless the Company receives written notice from the Purchaser setting forth its designated nominees (along with all biographical and other information necessary for inclusion in the Proxy Statement) not later than five days after the Company's notice to the Purchaser.

         7.4 Environmental Matters. For each parcel of real property which is owned, operated, leased or used by the Company and any of its Subsidiaries in the State of New Jersey, the Company shall, and shall cause each of its Subsidiaries to, as applicable, comply with the obligations imposed by the New Jersey Industrial Site Recovery Act and any regulations promulgated thereunder, at or prior to the Closing, by either (a) securing any of the following: (i) a letter of nonapplicability from the New Jersey Department of Environmental Protection ("NJDEP"); (ii) approval by NJDEP of a negative declaration submitted by the Company; (iii) a no further action letter from NJDEP; (iv) a letter of authorization for the transfer of ownership from NJDEP without any material conditions thereto; or (v) approval from NJDEP of a remediation agreement reasonably acceptable to the Purchaser; or (b) filing a De Minimis Quantity Exemption Affidavit with NJDEP (any of the items listed in clauses (a) and (b) above being an "ISRA Clearance").

         7.5 Conduct of Business Prior to Closing. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Section 13.11 hereof, except as set forth on Schedule 7.5 hereto, neither the Company nor its Subsidiaries shall (a)

                                      xxiii
conduct their respective businesses other than in the ordinary course, except as contemplated by this Agreement; (b) amend its charter or by-laws; (c) sell, lease or otherwise dispose of any material assets or properties owned or used in the operation of their respective businesses, except for the sale of inventory and disposition of obsolete equipment in the ordinary course of business; (d) dissolve, or agree to dissolve, or merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity; (e) authorize for issuance, issue or sell any additional shares of its capital stock or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock, except for (i) the granting of options, warrants or rights under the Company's existing stock or other plans (as such are set forth on Schedule
2.13 hereto) and (ii) the issuance or sale of capital stock pursuant to the exercise of any options, warrants, or rights granted prior to the date hereof to any of the Company's employees, directors, independent contractors or other agents and listed on Schedule 2.12 hereto; (f) redeem, buy back, or cancel any shares, securities, options, warrants or other stock rights in the Company; or
(g) other than in the ordinary course of business, enter into any material contract or agreement, or incur any material capital expenditure, which has not been approved by the Purchaser.

         7.6 Options, Warrants or Other Stock Rights. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Section 13.11 hereof, the Company shall issue options and warrants, or other stock rights under the Company's existing stock option or stock purchase plans only if the exercise date is no earlier than three years from the Closing Date and the options, warrants or other stock rights are issued in connection with the performance of services for the Company and qualify as "compensatory options" within the meaning of Treas. Reg. Sec. 1.382-4(d)(8)(iii).

         7.7 Other Agreements. At the Closing, upon satisfaction or permitted waiver of the conditions set forth in Section 4 hereof, the Company shall execute and deliver the agreements, instruments and certificates specified in
Section 1.3(a) hereof.

         7.8 Right of First Refusal. (a) Subject to the conditions and other provisions set forth in this Section 7.8 and in Section 8.4 hereof, the Company, for a period of six years following the Closing, shall give the Purchaser written notice (the "Transaction Notice") of the Company's intention to sell equity securities of the Company in any offering not subject to registration under the Securities Act (or, if subject to registration under the Securities Act, in any offering for cash only) specifying the terms and conditions of such offering, including the type and amount of consideration to be received by the Company. Subject to the conditions and other provisions set forth in this
Section 7.8 and in Section 8.4 hereof, the Purchaser shall have the right, exercisable by giving written notice to the Company within 30 days after receipt of the Transaction Notice, to purchase all, but not less than all, of the equity securities described in the Transaction Notice on substantially the same terms and conditions as specified in such Transaction Notice. In the event that the Purchaser shall not provide notice of its election to consummate such transaction within such 30-day period, the Company may sell the equity securities to any third party or parties (a "Third-Party Transaction") on substantially the same terms and conditions as specified in the Transaction Notice at any time within 90 days after the expiration of such 30-day period. If the Company shall not consummate a Third-Party Transaction within such 90-day period, the consummation of such Transaction or any other Third- Party Transaction shall again be subject to the Purchaser's rights under this Section 7.8(a).

         (b) The closing of any transaction to be consummated with the Purchaser pursuant to this Section 7.8 shall take place at the offices of the Company or its counsel on a date designated by the Company and reasonably acceptable to the Purchaser not later than 60 days after the Purchaser's receipt of the Transaction Notice.

         7.9 Appointment of COO. As soon as practicable following the Closing, the Board of Directors of the Company shall duly elect a designee of the Purchaser as the President and Chief Operating Officer (COO) of the Company and each of its Subsidiaries.

         7.10 Agreement of the Chairman of the Company. At the Closing, the Company shall deliver a fully executed agreement to the Purchaser reasonably satisfactory to the Purchaser whereby the Chairman of the Company, Kenneth I. Sawyer, shall expressly (i) agree to the appointment referred to in Section 7.9 above; (ii) agree that he shall serve as the Chairman and Chief Executive Officer of the Company and each of its Subsidiaries; and (iii) acknowledge that
Section 7.9 hereof and this Section 7.10 hereof do not constitute a breach or a violation by the Employer (as such term is used in the below mentioned Employment Agreement) of the terms of his employment pursuant to the Employment Agreement between the Company and Sawyer, dated as of October 4, 1992, as amended.

         7.11 Rights Agreement. Each of the Company and First City Transfer Company (as successor rights agent) shall, prior to the Closing, execute and deliver an amendment to the Rights Agreement, dated August 6, 1991, as amended (the "Rights Agreement"), exempting from operation under the Rights Agreement the acquisitions of shares of Common Stock pursuant to this Agreement and the Options. Such amendment shall be in full force and effect and constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

         7.12 U.S. Real Property Holding Corporation. From and after the date hereof to the Closing Date or the earlier termination of this Agreement pursuant to Section 13.11 hereof, the Company shall (a) use reasonable efforts to avoid making any changes in the composition of its assets which would cause the Company to be classified as a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (b) obtain the consent of the Purchaser prior to the acquisition of any United States Real Property Interest (as defined in Section 897 of the Code).

         SECTION 8. Covenants of the Purchaser.

         The Purchaser (and the Company following the Closing, to the extent expressly provided in this Section 8) hereby covenants as follows:

         8.1 Company Designees. For a period of three years following the Closing, the Purchaser shall not cause, and shall use its best efforts not to permit, (i) the removal, except for cause (as such term is defined and used under New Jersey corporate law), of any of the Company Designees serving as directors of the Company prior to the scheduled expiration of their terms or
(ii) the shortening of any of such Designees' terms as directors. In the event that any Company Designee shall resign or cannot otherwise continue to serve as a director, the remaining Company Designee(s) shall designate a replacement therefor and, upon such designation, unless such designee shall not be reasonably satisfactory to the Purchaser, the Company and the Purchaser shall use their reasonable best efforts to cause the appointment and/or election of such designated replacement to the Company's Board of Directors. Such replacement directors shall be deemed to be Company Designees for the purpose of this Agreement.

         8.2 No Modification. For a period of three years following the Closing, the Purchaser shall not cause, and shall use its reasonable best efforts not to permit, the Company to agree to any amendment, modification or waiver of or take any action in respect of this Agreement, the Distribution Agreement or the other agreements referred to herein, including, without limitation, in respect of any agreement or settlement relating to a dispute or claim for indemnification hereunder or thereunder, without the prior written consent of at least a majority of the Company Designees (including any replacements therefor as provided in Section 8.1 hereof).

         8.3 Other Agreements. At the Closing, upon satisfaction or permitted waiver of the conditions set forth in Section 5 hereof, the Purchaser shall pay the Purchase Price and execute and deliver the agreements, instruments and certificates specified in Section 1.3(b) hereof.

         8.4 Related Party Transactions. For a period of three years following the Closing, except as expressly permitted by this Agreement or any other agreements referred to herein, the Purchaser shall not cause or permit the Company or its Subsidiaries existing on the date of the Agreement, directly or indirectly, to engage in or enter into any, or to amend or terminate any then validly existing, transaction, arrangement or agreement with, or to make any distribution or dividend of property or monies to, the Purchaser or any Affiliate or associate (as defined in Rule 405 of the Securities Act ("Associate") of the Purchaser, without the prior written consent of a majority of the Company Designees (including any replacements therefor as provided in Section 8.1 hereof).

         8.5 Business Combinations. For a period of three years following the Closing, neither the Purchaser nor any of its Affiliates or Associates shall, without the prior written consent of a majority of the Company Designees (including any replacements therefor as provided in Section 8.1 hereof) and the prior receipt from an independent nationally recognized investment bank of a written fairness opinion to the effect that the proposed transaction is fair (from a financial point of view) to all shareholders of the Company, (i) propose that the Company, or cause or permit the Company to, merge, consolidate or enter into any other business combination with or into another entity (including, without limitation, any "short-form" merger), (ii) propose that the Company, or cause or permit the Company to, sell, lease, pledge or otherwise dispose of all or any material portion of the assets of the Company, (iii) propose or make, or cause or permit the Company to propose or make, any exchange offer or tender offer for, or repurchase of, any securities of the Company or (iv) propose that the Company, or cause or permit the Company to, recapitalize, liquidate, dissolve or, to the extent it would cause the Company not to be publicly-held, reorganize.

         8.6 Executive Committee. For a period of three years following the Closing, the Purchaser shall cause the Company to, and the Company shall, constitute and maintain an executive committee of the Company's Board of Directors to manage the fundamental matters concerning the Company in the intervals between Board meetings, and each shall use its reasonable best efforts to cause Sawyer (or his designee who shall be a member of the Company's Board of Directors) to be, and remain for such period, a duly appointed, full member of such committee.

         SECTION 9. Transfer of Securities. The Purchaser, for itself and each of its Affiliates, agrees as follows:

         9.1 Transfer Restrictions. The Purchaser and its Affiliates shall not transfer any of the Shares or the Option Shares unless such transfer shall be in full compliance with all applicable provisions of the Securities Act and all applicable provisions of state securities laws.

         9.2 Legends. Each certificate for the Shares and the Option Shares shall be endorsed with the following legend:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES

                                      xxvii

         LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS."

         SECTION 10. Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by the Purchaser (or Merck or Genpharm, as applicable) to the Company of any certificates representing the Shares or the Option Shares, the Company, at its expense, shall issue in exchange therefor, and deliver to the Purchaser (or Merck or Genpharm, as applicable), a new certificate or certificates representing such Shares or Option Shares, in such denominations as may be requested in writing by the Purchaser (or Merck or Genpharm, as applicable). Every surrendered certificate representing the Shares or the Option Shares shall be duly endorsed or be accompanied by a written instrument of the Purchaser's (or Merck's or Genpharm's, as applicable) attorney duly authorized in writing. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Shares or Option Shares, and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company shall issue and deliver to the Purchaser (or Merck or Genpharm, as applicable) a new certificate for such Shares or Option Shares of like tenor and in the same amount and name in lieu of such lost, stolen or mutilated certificate.

         SECTION 11. Survival of Representations, Warranties and Agreements. The representations and warranties (including the Schedules hereto) of the parties contained herein and the agreements and covenants contained in Section 7 hereof (excluding Sections 7.3, 7.8 and 7.9 hereof) shall survive the date hereof for a period of 12 months following the Closing Date (the "Survival Period"); provided, that (i) a party shall not be liable to the other party hereto for any claim for indemnification under Section 12 hereof in respect of a breach of a representation or warranty unless written notice thereof describing such claim with reasonable specificity shall be delivered to the Indemnitor (as defined in Section 12.1 hereof) prior to the expiration of the Survival Period and (ii) the representations and warranties relating to Taxes contained in Section 2.20 hereof shall survive until the expiration of the appropriate statute of limitation.

         SECTION 12. Indemnification.

         12.1 Indemnitors; Indemnified Persons. For purposes of this Section 12, each party which, pursuant to this Section 12, agrees to indemnify any other person or entity shall be referred to as the "Indemnitor" with respect to such person or entity, and each such person or

                                     xxviii
entity who is indemnified shall be referred to as the "Indemnified Person" with respect to such Indemnitor.

         12.2 Company Indemnity. The Company hereby agrees to indemnify and hold harmless each of the Purchaser and it Affiliates, and its directors, officers, employees, agents and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), from and against any and all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by any such Indemnified Person which are caused by or are related to or arise out of (a) subject to Section 11 hereof, the Company's material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading (a "Violation") or (c) (i) any material violation by the Company or any Subsidiary thereof of any Environmental Laws, or the disposal, discharge or release of solid wastes, pollutants or hazardous substances, whether in compliance with Environmental Laws or not, other than in respect of those matters set forth on Schedule 12.2 hereto (ii) the ownership, operation or use of any landfill, wastewater treatment plant, air pollution control equipment, storage lagoon or other waste management or pollution control facility, whether in compliance with Environmental Laws or not, other than in respect of those matters set forth on Schedule 12.2 hereto, or (iii) exposure of any person to any chemical substances, noises or vibrations generated by the Company, any of its Subsidiaries, or any of their respective predecessors, whether in compliance with Environmental Laws or not, other than in respect of those matters set forth on Schedule 12.2 hereto; provided, however, that no indemnification shall be provided hereunder for any decrease in the market price of the shares of Common Stock purchased or owned by the Purchaser or any of its Affiliates; and provided, further, that no indemnification shall be provided hereunder with respect to the preceding clause 12.2(b) to the extent an untrue or alleged untrue statement or omission or alleged omission was made by the Company in reliance upon and in conformity with information furnished by or on behalf of the Purchaser for use in the Proxy Statement. The Company shall reimburse any such Indemnified Person for all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) incurred in connection with preparing for, bringing or defending any action, claim, investigation, suit or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or arise out of the foregoing, whether or not such Indemnified Person shall be named as a party thereto.

         12.3 Purchaser Indemnity. The Purchaser hereby agrees to indemnify and hold harmless each of the Company, and its directors, officers, employees and agents, from and against any and all claims, liabilities, losses, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) asserted against or incurred by any such Indemnified Person which are caused by or are related to or arise out of (a) subject to Section 11 hereof, the Purchaser's material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or (b) a Violation to the extent that such Violation shall occur in respect of information furnished to the Company by or on behalf of the Purchaser for use in the Proxy Statement. The Purchaser shall reimburse any such Indemnified Person for all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and costs of investigation) incurred in connection with preparing for, bringing or defending any action, claim, investigation, suit or other proceeding, whether or not in connection with pending or threatened litigation, which shall be caused by or related to or arise out of the foregoing, whether or not such Indemnified Person shall be named as a party thereto.

         12.4 Defense. Promptly after receipt by an Indemnified Person of notice of any claim or demand or the commencement of any suit, action or proceeding by any third party with respect to which indemnification may be sought hereunder, such Indemnified Person shall notify in writing the Indemnitor of such claim or demand or the commencement of such suit, action or proceeding, but failure so to notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have hereunder or otherwise, unless the Indemnitor shall be actually prejudiced by such failure. If the Indemnitor shall so elect, the Indemnitor shall assume the defense of such claim, demand, action, suit or proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall pay the fees and disbursements of such counsel. In the event, however, that such Indemnified Person shall reasonably determine that having common counsel would present such counsel with a conflict of interest or alternative defenses shall be available to an Indemnified Person or if the Indemnitor shall fail to assume the defense of the claim, demand, action, suit or proceeding in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend such Person against any such claim, demand, action, suit or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnitor shall not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action, suit or proceeding. For any claim, demand, action, suit or proceeding the defense of which the Indemnitor shall assume, the Indemnified Person shall have the right to participate therein and to retain its own counsel at such Indemnified Person's own expense (except as otherwise specifically provided in this Section 12.4), so long as such participation does not interfere with the Indemnitor's control of such claim, demand, action, suit or proceeding. The Indemnitor shall not, without the prior written consent of the Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent shall include an unconditional release of such Indemnified Person from all liability arising out of such claim, demand, action, suit or proceeding and would not prohibit, restrict or impair the Indemnified Person from engaging in any business.

         12.5 Purchaser Claims. If there shall be any claim for indemnification by the Purchaser under this Section 12 or under the Distribution Agreement, all determinations by the Company relating thereto, including, without limitation, the choice and engagement of counsel, the defense and/or prosecution of any action and the terms and conditions of any settlement or compromise thereof, shall be made solely by the Company Designees (by majority vote thereof).

         12.6 Exclusive Remedy. The parties hereto agree that the sole and exclusive remedy and recourse with respect to any and all claims, suits, actions, demands, liabilities, losses, expenses and damages relating to or arising out of the subject matter of this Agreement (excluding the Distribution Agreement and the Services Agreements) shall be pursuant, and subject, to the indemnification provisions set forth in this Section 12, subject to the provisions of Section 13.11 hereof and except for the remedy of injunctive relief set forth in Section 13.12 hereof.

         SECTION 13. Miscellaneous.

         13.1 Expenses. The parties shall bear their own respective expenses (including, but not limited to, all fees and expenses of counsel, financial advisers and independent accountants) incurred in connection with the preparation, negotiation and execution of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby and thereby. To the extent that a Company Designee shall be required to make any determination or take any action hereunder (including, without limitation, with respect to indemnification under Section 12 hereof or reviewing the compliance of the Purchaser with its covenants and agreements contained herein) in his/her capacity as a Company Designee, the Purchaser shall cause the Company to, and the Company shall, promptly reimburse and/or pay any reasonable out-of-pocket expenses incurred by the Company Designee in acting in such capacity. The Company Designees are intended third-party beneficiaries of this provision.

         13.2 Assignment; Binding Effect. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party; provided, that the Purchaser shall have the right to designate an Affiliate of the Purchaser to purchase and take delivery of the Shares at the Closing pursuant to Section 1.1 hereof. The obligations and agreements of the Purchaser hereunder shall succeed to and bind any purchaser or transferee, whether or not such purchaser or transferee shall be an Affiliate of the Purchaser, of the Shares and/or the Option Shares, but shall also remain binding on the

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


Purchaser if the transferee is an Affiliate thereof. Notwithstanding the foregoing, the Options shall be at all times nontransferable and nonassignable by the Purchaser or Genpharm.

         13.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other agreements referred to herein or delivered pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior arrangements or understandings, written or oral, with respect thereto, including, without limitation, the Confidentiality Agreement, dated December 16, 1997, by and between the parties. The parties hereto agree that the only representations and warranties made in connection with the transactions contemplated hereby and thereby are those expressly made in writing in this Agreement. The Purchaser expressly disclaims reliance upon any representations or warranties other than those expressly made in writing by the Company in this Agreement. The Purchaser acknowledges and agrees that it is sophisticated in matters concerning the subject matter of this Agreement and the business of the Company, that the Purchaser and the Company have an ordinary business relationship of seller-purchaser and that no special relationship of trust exists between the Purchaser and the Company which could give rise to a special duty of care.

         13.4 Notices. All notices hereunder shall be in writing and shall be given: (a) if to the Company, at One Ram Ridge Road, Spring Valley, New York 10977 (attention: Kenneth I. Sawyer, President), fax number: (914) 425-5097, or such other address or fax number as the Company shall have designated in writing to the Purchaser in accordance with this Section 13.4, with a copy to Hertzog, Calamari & Gleason, 100 Park Avenue, New York, New York 10017 (attention:
Stephen Ollendorff, Esq. and Stephen R. Connoni, Esq.), fax number: (212) 213-1199, or (b) if to the Purchaser, at c/o Merck KGaA, Frankfurter Strasse 250, 64271 Darmstadt Germany (attention: Dr. Rudi Neirinckx), fax number 011 49 6151 72 3435, or such other address or fax number as the Purchaser shall have designated in writing to the Company in accordance with this Section 13.4, with a copy to Coudert Brothers, 1114 Avenue of the Americas, New York, New York 10036-7703 (attention: Edwin S. Matthews, Jr., Esq.), fax number: (212) 626-4120. Any notice shall be deemed to have been given if personally delivered or sent by express commercial courier or delivery service or by telegram, telefax, telex or facsimile transmission. Any notice given in any other manner shall be deemed given when actually received.

         13.5 Amendments; Waiver. Prior to the Closing, this Agreement may not be amended or, subject to Section 13.11 hereof, terminated, and no provision hereof may be waived, except pursuant to a written instrument executed by the Company and the Purchaser. For a period of three years following the Closing, neither this Agreement nor the Distribution Agreement may be amended, and no provision hereof or thereof may be waived, without the prior written

                                      xxxii
consent of at least a majority of the Company Designees (on behalf of the Company) and except pursuant to a written instrument executed by both parties.

         13.6 Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         13.7 Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. As used herein, the phrase "to the Company's knowledge" shall mean the actual knowledge of any of the executive officers of the Company only.

         13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly therein.

         13.9 Severability. If any term or provision hereof shall be invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired, (ii) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction and (iii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision as determined by a court to be valid and enforceable and to express, to the fullest extent legally permissible, the intention of the parties with respect to the invalid or unenforceable term or provision.

         13.10 Consent to Jurisdiction. In connection with any dispute which may arise under this Agreement or under any other agreement referred to herein (except for the Distribution Agreement), each of the parties hereby irrevocably submits to, consents to, and waives any objection to the exclusive jurisdiction of the courts of the State of New York located in the County of New York and of the United States District Court for the Southern District of New York, and waives any objection to the laying of venue in such courts. Each such party admits that any such dispute may be resolved at least as conveniently in such a court as in any other court, and shall not seek dismissal or a change of venue on the ground that resolution of such a dispute in any such court shall not be convenient or in the interests of justice. The Purchaser hereby appoints Coudert Brothers as its agent upon whom service of process may be made with the same force and effect as if such service shall have been made personally upon the Purchaser. The Company hereby appoints Hertzog, Calamari & Gleason as its agent upon whom service of process may be made with the same force and effect as if such service shall have been made personally upon the Company.


                                     xxxiii

         13.11 Termination.

                  (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (i) by the mutual written consent of the Purchaser and the Company, (ii) by either party to this Agreement, if the Shareholders' Approval shall not have been obtained with respect to each of the Proposals at the Meeting, including any adjournments thereof, (iii) by either party to this Agreement, if there shall have been a material breach of a representation or warranty contained in this Agreement by the other party, or a material breach by the other party of any covenant or agreement set forth herein and such breach shall not have been cured within ten (10) days following the occurrence thereof, and such shall not have been waived by the other party hereto, (iv) by either party to this Agreement, if the Closing shall not have occurred by July 15, 1998 or (v) by the Company, if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to terminate this Agreement would create a substantial risk of liability for breach of its fiduciary duties to the Company's shareholders under applicable law.

                  Upon any such termination, all further obligations of the parties shall become null and void and no party shall have any liability to the other party, except that the obligations of the parties hereto pursuant to Sections 6.2, 6.3 and 13, including Section 13.11(b), hereof shall survive such termination indefinitely.

                  (b) Notwithstanding anything to the contrary contained herein, if this Agreement (i) is terminated by either party pursuant to Section 13.11(a)
(iii) hereof, then the breaching party shall promptly pay to the non-breaching party in cash an amount equal to $750,000, or (ii) is terminated by the Company pursuant to Section 13.11(a) (v) hereof, then the Company shall promptly pay to the Purchaser in cash an amount equal to $1,000,000. The parties acknowledge and agree that the provisions of this Section 13.11(b) provide for liquidated damages (and not a penalty) and shall be the sole and exclusive remedy and recourse of the parties hereto in respect of a termination of this Agreement pursuant to Sections 13.11(a)(iii) or (v) hereof.

         13.12 Injunctive Relief.

         (a) The Purchaser hereby acknowledges and agrees that a breach by it of its covenants or agreements hereunder will cause irreparable harm to the Company. Accordingly, the Purchaser acknowledges and agrees that a remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations under Sections 6.3, 7.3 and 8 hereof) will be inadequate and agrees, in the event of a breach or threatened breach by the Purchaser of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Sections 6.3, 7.3 and 8 hereof), that the Company and, in the case of Sections 7.3, 8.1, 8.5 and

                                      xxxiv

8.6 hereof, the shareholders of the Company (other than the Purchaser) and the Company Designees, shall be entitled, in addition to all other available remedies, to an injunction restraining any actual or threatened breach and/or the remedy of specific performance.

         (b) The Company hereby acknowledges and agrees that a breach by it of its covenants or agreements hereunder will cause irreparable harm to the Purchaser. Accordingly, the Company acknowledges and agrees that a remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations under Sections 6.3 and 7 hereof) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Sections 6.3, 7.3 and 7.8 hereof), that the Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any actual or threatened breach and/or the remedy of specific performance.

         IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.



                                     PHARMACEUTICAL RESOURCES, INC.


                                     By: /s/ Kenneth I. Sawyer
                                         --------------------------
                                         Name:  Kenneth I. Sawyer
                                         Title: President


                                     LIPHA AMERICAS, INC.


                                     By: /s/ Neirinckx Rudi
                                         ------------------------------
                                         Name: Neirinckx Rudi
                                         Title: Head New Business, Merck
                                                   KGaA

                                    Exhibit A

                             Distribution Agreement

                                    Exhibit B

                               Services Agreements

                                    Exhibit C

                                     Options

                                    Exhibit D

                          Registration Rights Agreement

                                    Schedules

Schedule 2.3
Schedule 2.5
Schedule 2.6
Schedule 2.8
Schedule 2.10
Schedule 2.11
Schedule 2.12
Schedule 2.13
Schedule 2.15
Schedule 2.16
Schedule 2.17
Schedule 2.18
Schedule 2.19
Schedule 2.20
Schedule 2.21
Schedule 2.22
Schedule 2.23
Schedule 5.14(a)
Schedule 5.14(b)
Schedule 7.5
Schedule 12.2

Exhibit A....................................Distribution Agreement

Exhibit B.......................................Services Agreements

Exhibit C..................................................Options

Exhibit D.............................Registration Rights Agreement











                                        v